EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST:  That at a meeting of the Board of Directors of
Clacendix, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting the amendment to the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation for this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:
First. The name of the corporation (hereinafter called the “Corporation”) is HealthWarehouse.com, Inc.
SECOND:  That thereafter, the amendment was adopted by a written consent of the stockholders of said corporation.
THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH:   That said amendment shall be effective August 5, 2009.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 31st day of July, 2009.

By:	/s/ Lalit Dhadphale
Authorized Officer

Title:	President
Name:	Lalit Dhadphale